Exhibit 99.906CERT

Exhibit 19(b)

Each of the undersigned officers of Ares Private Markets Fund hereby certify that, to the best of such officer’s knowledge:

1.	This Form N-CSR filing for the Fund (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Fund.

By:	/s/Barry Miller
Barry Miller
Chief Executive Officer and President
(Principal Executive Officer)

Date:	December 6, 2024

By:	/s/Tina St. Pierre
Tina St. Pierre
Chief Financial Officer, Principal Accounting Officer and Treasurer

Date:	December 6, 2024

This certification is being furnished to the Securities and Exchange Commission solely pursuant to Rule 30a-2(b) under the Investment Company Act of 1940, as amended, and 18 U.S.C. § 1350 and is not being filed as part of the Report or as a separate disclosure document.